Exhibit 5

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated balance sheet gives pro forma effect to the merger and the impact of the new senior credit facility (the “New Senior Credit Facility”) entered into by Jefferson Smurfit Group Limited, JSG Acquisitions, certain other subsidiaries of Jefferson Smurfit Group Limited, as borrowers or guarantors, Deutsche Bank AG, London Branch, Citigroup Global Markets Limited, Credit Suisse First Boston International and JP Morgan PLC, as arrangers, certain lenders named therein, and Deutsche Bank AG, London Branch, as issuing bank, facility agent and security agent, as if they had occurred on September 30, 2005.  The unaudited pro forma condensed consolidated statements of operations give pro forma effect to the merger and the impact of the New Senior Credit Facility as if they had occurred at the beginning of the periods presented.

The unaudited pro forma condensed consolidated financial statements of JSG Funding are for informational purposes only and should not be considered indicative of the actual results that would have been attained if the merger had been completed on the date or for the periods presented, and does not purport to indicated consolidated balance sheet date or statement of operations data as of any future date or for any future period.  The unaudited pro forma condensed consolidated financial statements should be read in conjunction with: (i) the consolidated financial statements and accompanying notes included in JSG Funding’s Annual Report on Form 20-K for the year ended December 31, 2004, incorporated by reference herein; (ii) the unaudited financial statements included in JSG Funding’s Quarterly Information Package on Form 6-K for the quarter ended September 30, 2005, incorporated by reference herein; (iii) the consolidated financial statements and accompanying notes of Kappa Holding B.V. for the year ended December 31, 2004, included herein; and (iv) the unaudited financial statements of Kappa Holding B.V. for the nine-month period ending September 30, 2005, included herein.

JSG Funding’s historical financial statements are prepared under Irish GAAP.  Irish GAAP differs in certain significant respects from U.S. GAAP.  For a discussion of the most significant differences between Irish GAAP and U.S. GAAP, see note 37 to the historical audited consolidated financial statements included in JSG Funding’s Report on Form 20-K for the year ended December 31, 2004.  Kappa’s historical financial statements are prepared in accordance with Dutch GAAP.  Dutch GAAP differs in certain significant respects from U.S. GAAP.  For a discussion of the most significant differences between Dutch GAAP and U.S. GAAP, see Note 27 to consolidated financial statements of Kappa for the year ended December 31, 2004 included herein.  In order to provide a meaningful comparison, the unaudited pro forma condensed consolidated financial statements are presented by applying the SEC’s rules with regard to pro forma financial information to historical financial statements of JSG Funding presented under U.S. GAAP and the historical financial statements of Kappa presented under U.S. GAAP.  The unaudited pro forma condensed consolidated financial statements use the euro as the functional currency.

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2004

	JSG Funding plc US GAAP	Kappa Packaging US GAAP	Combined US GAAP	Adjustments	Smurfit Kappa Group
	€000	€000	€000	€000	€000
Net Sales
Continuing operations	4,351,210	2,786,200	7,137,410	—	7,137,410
Discontinued operations	511,542	—	511,542	—	511,542
	4,862,752	2,786,200	7,648,952	—	7,648,952
Cost of sales	3,494,937	1,694,440	5,189,377	—	5,189,377
Gross profit	1,367,815	1,091,760	2,459,575	—	2,459,575
Net operating expenses	1,014,194	921,760	1,935,954	—	1,935,954
Reorganization and restructuring costs	39,430	—	39,430	—	39,430
Operating income subsidiaries
Continuing operations	256,464	170,000	426,464	—	426,464
Discontinued operations	57,727	—	57,727	—	57,727
	314,191	170,000	484,191	—	484,191
Share of associates’ operating income	12,611	(200)	12,411	—	12,411
Total operating income	326,802	169,800	496,602	—	496,602
Income on sale of assets and businesses	16,793	—	16,793	—	16,793
Net interest	(318,585)	(241,100)	(559,685)	213,005	(346,680)
Exceptional debt issue costs	(5,697)	—	(5,697)	—	(5,697)
Other financial expense	(15,718)	—	(15,718)	—	(15,718)
Share of associates’ net interest	(1,301)	—	(1,301)	—	(1,301)
Income / (loss) before taxes and equity minority interests	2,294	(71,300)	(69,006)	213,005	143,999
Taxes on income	17,727	17,200	34,927	—	34,927
(Loss) / income before equity minority interests	(15,433)	(88,500)	(103,933)	213,005	109,072
Equity minority interests	16,067	100	16,167	—	16,167
Net (loss) / income for the period	€(31,500)	€(88,600)	€(120,100)	€213,005	€92,905

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the 9 months ended September 30, 2005

	JSG Funding plc	Kappa Packaging	Combined		Smurfit Kappa
	US GAAP	US GAAP	US GAAP	Adjustments	Group
	€000	€000	€000	€000	€000
Net Sales
Continuing operations	3,198,713	2,099,700	5,298,413	—	5,298,413
Discontinued operations	25,205	—	25,205	—	25,205
	3,223,918	2,099,700	5,323,618	—	5,323,618
Cost of sales	2,331,620	1,241,180	3,572,800	—	3,572,800
Impairment of fixed assets	30,584	—	30,584	—	30,584
Gross profit	861,714	858,520	1,720,234	—	1,720,234
Net operating expenses	715,507	709,620	1,425,127	—	1,425,127
Reorganization and restructuring costs	13,567	—	13,567	—	13,567
Operating income subsidiaries	—
Continuing operations	130,884	148,900	279,784	—	279,784
Discontinued operations	1,756	—	1,756	—	1,756
	132,640	148,900	281,540	—	281,540
Share of associates’ operating income	5,699	600	6,299	—	6,299
Total operating income	138,339	149,500	287,839	—	287,839
Income on sale of assets and businesses	47,068	—	47,068	—	47,068
Net interest	(166,799)	(179,100)	(345,899)	85,889	(260,010)
Loss from early extinguishment of debt	(80,434)	—	(80,434)	—	(80,434)
Other financial expense	(9,745)	—	(9,745)	—	(9,745)
Share of associates’ net interest	(830)	—	(830)	—	(830)
(Loss) / income before taxes and equity minority interests	(72,401)	(29,600)	(102,001)	85,889	(16,112)
Taxes on income	18,531	12,500	31,031	—	31,031
(Loss) / income before equity minority interests	(90,932)	(42,100)	(133,032)	85,889	(47,143)
Equity minority interests	9,383	(100)	9,283	—	9,283
Net (loss) / income for the period	€(100,315)	€(42,000)	€(142,315)	€85,889	€(56,426)

Unaudited Pro Forma Condensed Consolidated Balance Sheet as at September 30, 2005

	JSG Funding plc	Kappa Packaging	Combined			Smurfit Kappa
	US GAAP	US GAAP	US GAAP	Adjustments		Group
	€000	€000	€000	€000		€000
Assets
Current assets
Cash	141,089	66,700	207,789	43,000	(1)	250,789
Accounts receivable and prepayments	875,620	524,573	1,400,193			1,400,193
Amounts due by affiliates after more than one year	3,450		3,450			3,450
Inventories	390,290	274,700	664,990			664,990
Total current assets	1,410,449	865,973	2,276,422	43,000		2,319,422

Fixed assets
Investments	154,811		154,811			154,811
Property, plant and equipment	2,002,523	1,575,700	3,578,223			3,578,223
Intangible assets	1,451,279	816,000	2,267,279	321,341		2,588,620
Financial instruments	(38,636)		(38,636)			(38,636)
Debt issue costs	72,351	36,642	108,993	25,101		134,094
Total fixed assets	3,642,328	2,428,342	6,070,670	346,442		6,417,112

Total assets	€5,052,777	€3,294,315	€8,347,092	€389,442		€8,736,534

Liabilities, minority interests and shareholders’ equity
Current liabilities
Bank loans, overdrafts and other borrowing	70,476	1,500	71,976	29,000	(1)	100,976
Accounts payable and accrued liabilities	996,517	695,444	1,691,961			1,691,961
Total current liabilities	1,066,993	696,944	1,763,937	29,000		1,792,937

Non current liabilities
Long term debt and other long term liabilities	2,487,218	1,648,700	4,135,918	592,000	(1)	4,727,918

Provisions for liabilities and charges	245,646	113,000	358,646			358,646
Pension liabilities	476,822	213,800	690,622			690,622
Capital grants deferred	13,050		13,050			13,050
Financial instruments	20,602		20,602			20,602
Preference shares		226,000	226,000	(226,000)		—

Shareholders loans		776,100	776,100	(776,100)		—
Minority interests (equity interests)	139,170	1,500	140,670			140,670
Total liabilities and minority interests	4,449,501	3,676,044	8,125,545	(381,100)		7,744,445

Shareholders equity
Share capital	40	823	863	(823)		40
Other reserves & retained deficit	603,236	(382,552)	220,684	771,365	(2)	992,049
Shareholders’ equity	603,276	(381,729)	221,547	770,542		992,089

Total liabilities, minority interests and shareholders’ equity	€5,052,777	€3,294,315	€8,347,092	€389,442		€8,736,534

Notes to the unaudited pro forma condensed consolidated balance sheet as at September 30, 2005:

(1)  Pro forma net debt of €4,578 million (excluding leases) is comprised of the following:

€M
Cash	(251)
Senior term loan A and revolver	494
Senior term loan B	1,187
Senior term loan C	1,187
Yankee bonds	254
Securitisation notes due 2011	210
2012 bonds	1,019
2015 cash pay subordinated notes	377
Local debt assumed	101
€4,578

(2) Smurfit Kappa Group Limited bought a portion of the Kappa shareholders loans, funded by the issue of shares for €300 million and the issuance of a PIK note for the value of €89 million.  Smurfit Kappa Group Limited exchanged its interest in the Kappa shareholders loans ultimately in return for shares in JSG Funding plc.